Exhibit 3.13

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:30 PM 06/04/2000 001301902 — 3244504

CERTIFICATE of INCORPORATION

OF

NTL FUNDING (NJ), INC.

          FIRST: The name of the Corporation is NTL Funding (NJ), Inc. (hereinafter the “Corporation”).

          SECOND: The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent. The name of its registered agent at that address is National Registered Agents, Inc.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, each having a par value per share of one cent ($0.01) (the “Common Stock”).

          FIFTH: The name and mailing address of the Sole Incorporator is as follows:

Name	Address

Deborah M. Reusch	P.O. Box 636
Wilmington, Delaware 19899

          SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors, officers stockholders:

          (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

          (3) The number of directors of the Corporation shall be initially fixed in the Action of the Sole Incorporator and from such time as fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

          (4) It shall be a qualification to the election or appointment of directors, as permitted by Section 141 (a) of the GCL, that each director elected or appointed shall be a resident of the State of New Jersey at the time of initial election or appointment and shall continue to be a resident of such State during the term of such directorship, including any reelection or reappointment.

          (5) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal, amendment or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, amendment or modification with respect to acts or omissions occurring prior to such repeal, amendment or modification.

          (6) All officers of the Corporation shall be persons who are residents of the State of New Jersey at the time of initial appointment and shall continue to be residents of such State during the term of such office, including any reappointment. The officers of the Corporation shall conduct their activities by or on behalf of the Corporation solely while located in the State of New Jersey.

          (7) The Corporation shall not maintain any office outside the State of New Jersey nor maintain properties (real or personal) outside the State of New Jersey. The Corporation shall not, and shall procure that its directors, officers and employees do not, conduct the business or operations of the Corporation outside the State of New Jersey, except for such ministerial matters that are required to maintain the Corporation’s good standing in the State of Delaware.

          (8) The Board of Directors or a duly authorized committee thereof may designate any place within the State of New Jersey for any regular or special meeting of the Board of Directors. If no designation is made, the place of the regular or special meeting of the Board of Directors shall be 120 Albany Street, New Brunswick, New Jersey 08901. The directors may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and any such participation in a meeting shall constitute presence in person at such meeting. Notwithstanding the previous sentence, the directors while outside the State of New Jersey shall not act in matters regarding the management and control of the Corporation nor participate in any meeting of the Board of Directors by means of conference telephone or similar communications equipment while outside the State of New Jersey.

          (9) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws of the Corporation adopted by the stockholders; provided, however, that no By-Laws of the Corporation hereafter adopted by the stockholders or directors shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

          SEVENTH: Meetings of stockholders may only be held within the State of New Jersey, as the By-Laws of the Corporation provide. The books of the Corporation may only be kept (subject to any provision contained in the GCL) within the State of New Jersey at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

          EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 14th day of June, 2000.

/s/	Deborah M. Reusch

Deborah M. Reusch
Sole Incorporator

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